EXHIBIT 10.3

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated June 25, 2007, by and among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation and registered bank holding company ("NPB"); CHRISTIANA BANK & TRUST COMPANY, a Delaware banking corporation ("Bank"); and THOMAS A. CAMPBELL ("Executive") (NPB and Bank are sometimes referred to herein collectively as "Employer").

BACKGROUND

1.  Executive is presently employed by Bank as its Executive Vice President, Trust.

2.  On June 25, 2007, NPB and Bank entered into an Agreement of Reorganization and Merger providing, among other things, for the merger of an interim, direct wholly owned subsidiary of NPB with and into Bank (the “Merger”).

3.  It is the desire of the Boards of Directors of NPB and Bank that Executive continue Executive’s employment from and after the effective date of the Merger (the “Effective Date”), on the terms and conditions set forth herein, in order that the experience Executive has gained throughout Executive’s career and the management ability Executive has demonstrated will continue to be available to NPB and Bank.  Executive is willing to continue such employment, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, Bank and Executive agree as follows:

1.           Background.  The matters set forth in the "Background" section of this Agreement are incorporated by reference herein.

2.           Term.  Unless earlier terminated as provided in Sections 9 through 13 hereof, the term of Executive’s employment pursuant hereto (the “Term”) shall commence on the Effective Date and shall continue for a period of two (2) years.  Commencing on the second (2nd) anniversary of the Effective Date and each anniversary thereafter, the Term shall automatically be extended for additional one (1) year periods unless either Employer or Executive shall have given notice to the other not less than six (6) months in advance of the applicable anniversary that either does not intend to extend the Term.

3.           Position, Duties.

(a)           During the Term, NPB will cause Executive to be employed as Executive Vice President, Trust of Bank.  Executive accepts such employment, with such powers and duties as may from time to time be determined by NPB's President/CEO.  During the Term, Employer will employ Executive (i) within the State of Delaware, or (ii) within a thirty (30) mile radius of any existing Employer location in the state of Delaware.

(b)           Executive will devote substantially all of Executive’s time and attention to, and will use Executive’s best energies and abilities in the performance of, Executive’s duties and responsibilities as prescribed in this Section 3, and will not engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation which competes, conflicts, or interferes with the performance of Executive’s duties hereunder in any way.  Notwithstanding the foregoing, Executive may (i) perform community service consistent with NPB and Bank policy; (ii) engage in activities on behalf of NPB or Bank or for Executive’s own account; and (iii) serve as a member on the Board of Directors of each of PHEAA Foundation and RCMC, Inc. (the “External Boards”); provided, however, that all such service or activities do not interfere with performance of Executive's responsibilities under this Agreement, and further provided that Executive shall pay to Bank any Directors’ fees received by Executive in connection with his membership on the External Boards.

4.           Base Compensation.  Except as provided in Section 17, for all services to be performed by Executive pursuant to Section 3, Employer will pay Executive a base salary of One Hundred Eighty-Five Thousand Dollars ($185,000.00)1  per year.  Employer shall pay such salary to Executive in approximately equal installments during each year on the customary salary payment dates of Employer, and such salary shall be subject to applicable income tax withholding, deductions required by law, and other deductions authorized by Executive.  Executive shall not be entitled to any additional compensation for service as a director or committee member of NPB, Bank or any other affiliated company.  Executive’s salary will be reviewed annually in a process consistent with similarly situated executives of NPB.

5.           Health Insurance, Benefit Plans, Stock Compensation Plans, etc.

(a)           In addition to the compensation payable to Executive pursuant to Section 4 hereof, Executive shall be entitled during the time this Agreement is in effect to participate in all group insurance, 401(k) plans, employee stock purchase plans or other plans (other than pension plans) providing benefits applicable generally to employees of NPB or Bank which are presently in force or which may hereafter be adopted by NPB or Bank.

(b)           Executive shall also be eligible during the time this Agreement is in effect for receipt of stock options, restricted stock, or other equity awards, commensurate with

1 Executive's first annual review date for salary is June, 2008.

 Executive’s positions with NPB and Bank, pursuant to NPB's Long-Term Incentive Compensation Plan or any successor or additional stock option plan or stock compensation plan which may hereafter be adopted by NPB for officers and other key employees of NPB and its subsidiaries.  Any discretionary terms of grants or awards to Executive (other than with respect to amount) shall be consistent with grants or awards to other senior officers generally.

(c)           During the Term, Bank shall pay on Executive’s behalf that portion of all premium payments for which Executive is responsible under Executive’s externally provided health insurance and benefit plan.

6.           Bonuses.  As additional compensation for services rendered hereunder, Executive shall be entitled to participate in an Executive Incentive Plan of Bank (the “Incentive Plan”), which shall be mutually agreed upon between Bank and NPB on an annual basis.

7.           Other Benefits.  Except as provided in Section 17, as additional compensation for services rendered hereunder, Executive shall be entitled during the time this Agreement is in effect:

(a)           To life insurance coverage and long-term disability insurance coverage, at no expense to Executive, in such amounts (the life insurance not to exceed $200,000 coverage) and on such terms and conditions as are made available to other employees of Employer in commensurate positions with Executive (Executive shall be responsible for income taxes on imputed income for life insurance coverage over $50,000);

(b)           To receipt of a cellular telephone allowance, in such amount as shall be determined by Employer from time to time, in Employer’s sole discretion, but in no event less than One Hundred Dollars ($100.00) per month;

(c)           To five (5) weeks vacation per year and reasonable sick leave in accordance with Employer policy, as the sick leave policy may be revised from time to time; and

(d)           To the terms of Executive’s Supplemental Executive Retirement Plan presently in effect (“SERP”).

8.           Change in Control.

(a)           If, following the second (2nd) anniversary of the Effective Date, a Change in Control (as defined in Section 8(b)) shall occur, and if thereafter, there shall be:

(1)           At any time, any involuntary termination of Executive's employment (other than for Cause (as defined in Section 12(a));

(2)           At any time, any reduction in Executive's title, responsibilities or authority, including such title, responsibilities or authority as such may be increased from time to time;

(3)           At any time, any reduction in Executive's Salary in effect immediately prior to a Change in Control, or any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Employer in which Executive participated immediately prior to a Change in Control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction applicable to all employees generally;

(4)           At any time, any reassignment of Executive beyond a fifty (50) mile radius from Executive's address provided on the signature page hereto; or

(5)           At any time, any requirement that Executive travel in performance of Executive’s duties on behalf of NPB or an Affiliate for a greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

then, at the option of Executive, exercisable by Executive within one hundred eighty (180) days of the occurrence of any of the foregoing events, Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to Employer, in which case Executive shall be entitled to a lump sum cash severance payment in the amount of $100,000, which Employer shall pay to Executive within thirty (30) days of Executive's termination of employment.

(b)	"Change in Control" means:

(1)           A merger, consolidation or other reorganization of Bank, except where the resulting entity is controlled, directly or indirectly, by NPB;

(2)           A merger, consolidation or other reorganization of NPB, except where shareholders of NPB, immediately prior to consummation of any such transaction, continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any such transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of NPB's Board of Directors;
(3)           A sale, exchange, transfer or other disposition of substantially all of the assets of Bank to another entity, except to an entity controlled, directly or indirectly, by NPB; or

(4)           A sale, exchange, transfer or other disposition of substantially all of the assets of NPB to another entity, or a corporate division involving NPB.

(c)           “Affiliate” means any corporation which is included within a “controlled group of corporations” including NPB, as determined under Section 1563 of the Code.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and as the same may be amended from time to time.

(e)           “Employer” includes, for purposes of this Section 8 only, NPB or any Affiliate which employs Executive at any particular time.

(f)           “Salary” means Executive’s annual base salary, established either by contract or by the Board of Directors of Employer, prior to any reduction of such salary pursuant to any contribution to a tax-qualified plan under Section 401(k) of the Code.

9.           Termination--Disability.  Employer may terminate Executive's employment at any time if Executive shall be "disabled."  "Disability" means that Executive is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than one (1) year.  In such event:

(a)           This Agreement shall remain in effect for the remainder of the Term and terminate at the end of such Term;

(b)           Employer shall continue to pay Executive the compensation set forth in Section 4 for the remainder of the Term, at the times set forth in Section 4;

(c)           Employer shall continue to pay Executive the compensation set forth in Section 6, if any, at the times and for the duration set forth in the Incentive Plan; and

(d)           Employer shall make payments as provided in Executive’s SERP.

10.           Termination--Death.  If Executive's employment is terminated because of Executive's death:

(a)           This Agreement shall terminate at that time;

(b)           Within thirty (30) days of the date of death, Employer shall pay to Executive's designated beneficiary, in one lump sum, an amount equal to the total amount of compensation remaining to be paid to Executive pursuant to Section 4 through the remaining Term of the Agreement and Section 6 for the remaining period set forth in the Incentive Plan; and

(c)           Employer shall make payments as provided in Executive’s SERP.

11.           Voluntary Termination.  Executive may terminate Executive’s employment with Employer at any time.  In such event:

(a)           This Agreement shall terminate at that time;

(b)           Employer shall not be obligated to pay Executive any further compensation pursuant to Section 4 or otherwise, except that the following shall remain due and payable by Employer to Executive notwithstanding termination of this Agreement:

(1)           Section 4 compensation, if any, accrued and unpaid through the date of voluntary termination;

(2)           The remaining amount payable to Executive pursuant to Section 6, if any, in accordance with the Incentive Plan;

(3)           The amount payable to Executive pursuant to Section 8, if any; and

(c)           Employer shall make payments as provided in Executive’s SERP.

12.           Termination--Cause.  Nothing contained in this Agreement shall be construed to prevent Employer from terminating the employment of Executive hereunder at any time for "Cause".

(a)           "Cause" means the Employer's good faith reasonable belief that the Executive committed (1) fraud, theft or embezzlement, (2) falsified corporate records, (3) disseminated confidential information concerning customers, NPB, Bank, any NPB or Bank subsidiary or any of its or their employees, (4) had documented unsatisfactory job performance under NPB's dismissal policy, or (5) violated NPB's Code of Conduct.  The foregoing definition of "Cause" is the definition of "Cause" used by NPB, Bank and their subsidiaries in the ordinary course of business.

(b)           If Employer terminates Executive's employment for Cause:

(1)           Employer shall give Executive a written notice of termination effective on the date specified by Employer in said notice, which notice shall contain a full statement of the facts and reasons for such termination;

(2)           This Agreement shall terminate at such time;

(3)           Employer shall not be obligated to pay Executive any further compensation pursuant to Section 4 or otherwise, except for (A) Section 4 compensation, if any, accrued and unpaid through the date of termination and (B) the remaining amount payable to Executive pursuant to Section 6, if any, in accordance with the Incentive Plan; and

(4)           Employer shall make payments, if any, in accordance with the terms of Executive’s SERP.

13.           Termination--Without Cause.  Employer may terminate Executive's employment at any time without Cause.  In such event:

(a)           This Agreement shall remain in effect for the remainder of its Term and terminate at the end of the Term;

(b)           Employer shall continue to pay Executive the compensation set forth in Section 4 for the remainder of the Term, at the times set forth in Section 4;

(c)           Employer shall continue to pay Executive the compensation set forth in Section 6, if any, at the times and for the duration set forth in the Incentive Plan;

(d)           For the remainder of the Term, Bank shall continue to pay on Executive’s behalf that portion of all premium payments for which Executive is responsible under Executive’s externally provided health insurance and benefit plan;

(e)           If a Change in Control shall occur prior to the end of the Term, Employer shall pay to Executive the payment to which Executive is entitled pursuant to Section 8;

(f)           Employer shall make payments as provided in Executive’s SERP; and

(g)           Executive shall not receive any other employee benefits, including the benefits described in Section 7 of this Agreement, or be entitled to participate in any other plan or plans providing benefits generally to employees of Employer which are presently in effect or which may hereafter be adopted by Employer, for the remainder of the Term.

14.           Non-Competition and Non-Solicitation. Executive acknowledges that NPB is a registered bank holding company engaged principally in the commercial and retail banking business, as well as the trust and asset management and insurance agency businesses, through its ownership, support, operation and management of its subsidiaries, including Bank.

(a)           During the Term, and for a period of one (1) year thereafter, or if Executive shall voluntarily terminate employment with Employer pursuant to Section 11 hereof, for a period of one (1) year, or in the case of such voluntary termination following any Change in Control of NPB, for a period of ninety (90) days, after the termination of Executive's employment, Executive shall not, directly or indirectly, acting alone or in conjunction with others:

(1)           Engage as a director, officer, employee, partner, shareholder, consultant, agent or in any other capacity, in the commercial or retail banking or trust business in competition with NPB, Bank or any other entity in the NPB “controlled group” as determined under Section 1563 of the Code (the “NBP Controlled Group”) at that time in any location within fifty (50) miles of Greenville, New Castle County, Delaware (which area shall be reduced to a twenty-five (25) mile radius around Greenville, Delaware after a Change in Control); or

(2)           Request any customers of NPB, Bank or any other entity in the NPB Controlled Group at that time to curtail or cancel their business with NPB, Bank, or any other such NPB entity, excluding himself and any customer who is a relative of Executive.

Personal investments in publicly-traded companies with voting power less than five percent (5%) shall not be deemed an activity prohibited by this Section 14.

Notwithstanding the foregoing, if Employer terminates Executive’s employment without Cause pursuant to Section 13 hereof, Executive shall not be bound by the terms of this Section 14(a).

(b)           During the Term, and for a period of two (2) years thereafter, or if Executive shall voluntarily terminate employment with Employer pursuant to Section 11 hereof, for a period of two (2) years after the termination of Executive's employment, Executive shall not, directly or indirectly, acting alone or in conjunction with others, induce, or attempt to influence, any employee of NPB, Bank, or any other entity in the NPB Controlled Group during the Term or at the time of termination of employment, to terminate employment with NPB, Bank, or any other such NPB entity, or to enter into any employment or other business relationship with any other person (including Executive), firm or corporation.

Executive recognizes that immediate and irreparable damage will result to Employer if Executive breaches any of the terms and conditions of this Section 14 and, accordingly, Executive hereby consents to the entry by any court of competent jurisdiction of an injunction against him to restrain any such breach, in addition to any other remedies or claims for money damages which Employer may seek.  Executive represents and warrants to Employer that Executive’s experience and capabilities are such that Executive can obtain employment in business without breaching the terms and conditions of this Section 14, and the enforcement hereof by injunction or otherwise will not prevent Executive from earning a livelihood.

15.           Non-Disclosure.  During the Term and for an indefinite period thereafter, Executive shall not, directly or indirectly, acting alone or in conjunction with others, disclose to any person, firm or corporation any of the following information: any trade secret, any details of organization or business affairs, any names of past or present customers, consumers or employees, or any other proprietary data or confidential information, of NPB, Bank, or of any of NPB's other direct or indirect, present or future, subsidiaries or affiliates; provided, however, that disclosure of such information within the scope of Executive's employment, disclosure of such information as is required by law, and disclosure of such information already in the public domain through no fault of Executive, shall not be prohibited by this Section 15.

Employer may enforce the provisions of this Section 15 by suit for damages, injunction, or both.  Executive agrees that Employer would be irreparably injured by the breach of any provision of this Section 15, and money damages alone would not be an appropriate measure of the harm to Employer from such continuing breach.  Therefore, Executive acknowledges and agrees that Employer may seek equitable relief, including specific performance of the provisions of this Section 15, by injunction to remedy a breach of the provisions of this Section 15.  This Section 15 shall remain in full force and effect in accordance with its provisions following any termination of this Agreement.

16.           Binding Effect, Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of NPB and Bank, and it shall be assignable to any corporation, limited liability company or other entity which may be or become the legal employer of all of NPB's and Bank's current employees in which case both NPB and Bank shall be guarantors of the due performance of all obligations set forth herein and the term "Employer" used herein shall include such assignee.  This Agreement shall also be assignable to any corporation, bank or other entity which may acquire NPB's or Bank's business or all or substantially all of the assets of NPB or Bank, or with or into which NPB or Bank may be merged or consolidated, as provided in Section 16(b).

(b)           Each of NPB and Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NPB or Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NPB or Bank would be required to perform it if no such succession had taken place.  Failure to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement, in which case a Change in Control shall be deemed to have occurred and Executive shall have the immediate right to take the actions and receive the payments provided in Section 8.  As used in this Agreement, "NPB" and "Bank" shall mean NPB and Bank as previously defined and any successor to the business and/or assets of NPB or Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)           This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s personal and legal representatives, heirs, distributees, devisees and assigns.  Notwithstanding the foregoing, the obligations and duties of Executive hereunder shall be personal and not assignable or delegable by Executive in any manner whatsoever.

17.           Exception for Across-the-Board Actions.  If, during the Term, the Boards of Directors of NPB and Bank shall determine, acting in good faith and with a reasonable basis, that it is in the best interests of NPB, Bank and NPB's shareholders to implement one or more broad, across-the-board cost-cutting measures for all members of senior management, then, notwithstanding Sections 4 and 7, Executive's base compensation and other benefits may be reduced in accordance with such cost-cutting measures in a manner consistent with any such reductions in base compensation and/or other benefits for other senior officers generally, except that this provision shall not apply to Executive’s SERP.

18.           Employment After Term; Survival of Provisions.  Upon expiration of the Term, as it may be extended from time to time:

(a)           Executive's employment status shall convert to "at will" employment status;

(b)           except as set forth in (c) below, only Section 8 of this Agreement shall remain in effect for so long as Executive shall remained employed by Employer; and

(c)           the provisions of Sections 14 and 15 relating to non-competition and non-disclosure shall remain in full force and effect in accordance with their respective provisions.

19.           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or two (2) business days after mailing if mailed by prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to NPB or Bank, to:

Glenn E. Moyer
President and Chief Executive Officer
National Penn Bancshares, Inc.
Reading and Philadelphia Avenues
Boyertown, PA  19512

If to Executive, at the address set forth on the signature page hereto.

or to such other address as may have been previously furnished by the party to the other by notice given in the manner provided herein.

20.           Entire Agreement.  This Agreement is intended by the parties to constitute and does constitute the entire agreement between NPB, Bank and Executive with respect to the subject matter hereof.  This Agreement supersedes any and all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.

21.           Amendment.  This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by Executive, an authorized officer of NPB or an authorized officer of Bank, as the case may be, against whom or which enforcement of the amendment, modification, waiver, discharge or termination is sought.

22.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

23.           Interpretation of Provisions.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Without limiting the generality of the foregoing, if a court of competent jurisdiction shall determine that the time or geography provisions of Section 14 are not reasonable, then such provision(s) shall be reformed to reflect such period of time or geographical areas as the court shall determine to be reasonable and enforceable.

24.           Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

25.           Joint and Several Obligations.  All obligations of NPB and Bank herein shall be joint and several obligations.

26.           Delay of Certain Payments.

(a)           Notwithstanding anything to the contrary described herein, any payments payable to Executive pursuant to Sections 9, 10, 12 and 13 of this Agreement shall not be paid prior to the date which is six (6) months after the date of Executive’s separation of service with Employer or any Affiliate which employs Executive at such time.  Any amount described in the preceding sentence otherwise payable during the first six months following Executive’s separation from service shall be accumulated and paid to Executive in a lump sum amount on the first date of the seventh (7th) month following the date of separation from service.

(b)           In addition, in no event shall this Agreement be construed to cause a payment of deferred compensation (as defined for purposes of Section 409A of the Code and any guidance or regulations promulgated thereunder) to be made on any date (or upon the occurrence of any event) which would cause the imposition of an excise tax under Section 409A of the Code.  In the event that this Agreement purports to provide that such a payment is to be made on any date (or upon the occurrence of any event) which would cause the imposition of an excise tax under Section 409A of the

Code, such payment shall not be made until the earliest date on which (or upon the occurrence of the next event upon which) such payment can be made without causing the imposition of such an excise tax.

27.           Termination of Prior Agreement, Pay-Out of Change-in-Control Benefit.

(a)           In the event that (i) the Merger closes prior to January 1, 2008, and (ii) Executive’s employment with Employer is terminated prior to January 1, 2008, but on or after such Effective Date, Employer shall pay Executive an amount, at such time and in such form as provided under the Change in Control Agreement, dated July 20, 2006, by and between Bank and Executive (the “Change in Control Agreement”), equal to the amount calculated under Section 4(iv)(B) of the Change of Control Agreement (after any required withholding, excise tax or any reduction pursuant to Section 27(c) below, if applicable) (the “Payment”), determined as if the date of Executive’s termination in (ii) above is Executive’s “Date of Termination” as defined in the Change of Control Agreement, in full satisfaction of all amounts and benefits payable to Executive under the Change in Control Agreement, and the terms of Section 27(b) below shall not apply.

(b)           In the event that (i) the Merger closes on or after January 1, 2008, or (ii) the Merger closes prior to January 1, 2008, and Executive remains employed with Employer through January 1, 2008, Executive, or Executive’s estate or heirs if Executive shall be deceased at the time of payment, shall be paid the Payment, determined as if the applicable date described in (x) or (y) below is Executive’s “Date of Termination” as defined in the Change of Control Agreement, as soon as practicable after later of (x) January 1, 2008, or (y) the Effective Date, but in no event later than the fifth (5th) business day following such date, in full satisfaction of all amounts and benefits payable to Executive under the Change in Control Agreement.

(c)           The reduction applicable to any Payment made pursuant to Sections 27(a) and 27(b) above shall be calculated as follows: if the aggregate present value of (i) the Payment and (ii) any other payments to Executive by the Company that are contingent upon a change of control (the "Total Payment") constitutes a "parachute payment" under Section 280G of the Code, then the Payment shall be automatically reduced by the sum of (x) the aggregate present value of the amount that the Total Payment exceeds three (3) times Executive's "base amount", as such term is defined in Section 280G of the Code, and (y) One Dollar ($1.00).

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

NATIONAL PENN BANCSHARES, INC.

  By:        /s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President & CEO

CHRISTIANA BANK & TRUST COMPANY

  By:        /s/ Zissimos A. Frangopoulos
Name: Zissimos A. Frangopoulos
Title: President & CEO

Witness:/s/ W. Timothy Cashman, II                                               /s/ Thomas A. Campbell
      Thomas A. Campbell

Address:

_____________________________

_____________________________

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